EXHIBIT 99.1

SIERRA BANCORP THIRD QUARTER EARNINGS JUMP 33% TO $3.0 MILLION

Branch Expansion Generates Double Digit Growth in Loans, Deposits and Revenues

Porterville, CA—October 21, 2003—Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced it generated record third quarter earnings with total revenues, loans and deposits all rising 16%. Third quarter net income rose 33% to $3.0 million, or $0.30 per diluted share, compared to $2.3 million, or $0.24 per diluted share, in the third quarter of 2002. Year-to-date net income rose 19% to $8.0 million, or $0.80 per diluted share, compared to $6.7 million, or $0.69 per diluted share, in the first nine months of 2002. Sierra Bancorp generated a return on average equity of 20.92% in the third quarter and 19.19% year-to-date. Its return on average assets was 1.62% in the quarter and 1.50% year-to-date.

“For success, attitude is equally as important as ability.” Harry F. Banks www.quotablequotes.net

“Success in banking is truly as much about attitude as it is ability. Banking is all about service, and excellent service is not just in taking the action to meet customers’ needs, but also in doing so with a friendly and respectful attitude. Our customer service front-liners are truly excellent at making our customers feel welcome and respected, and our managers work hard to support them in these efforts,” said James C. Holly, President and CEO. “Our third quarter results reflect the solid abilities and great attitudes of our team members.”

Pretax income increased 62% to $4.1 million in 3Q03 and was up 17% at $10.8 million year-to-date. The company’s provision for income taxes was significantly lower in the year ago quarter due to the recognition of retroactive tax benefits from capital enhancement strategies initiated in August 2002. The third quarter tax provision was 26.3% of pre-tax income compared to 10.3% of pretax income in 3Q02. Year-to-date, the provision for income taxes was 25.8% of pretax income compared to 26.8% of pretax income in the year ago period.

Operating Results

“A widening margin, improved efficiencies and solid growth in loans and core deposits contributed to the strong performance generated in the third quarter and year-to-date,” said Kenneth Taylor, Chief Financial Officer. Third quarter revenues (net interest income before provision for loan losses plus non-interest income) grew 16% to $12.0 million compared to $10.4 million in the third quarter a year ago. Year-to-date revenues are up 9% to $33.5 million from $30.8 million in the first nine months for 2002.

The company’s net interest margin for the third quarter of 2003 expanded 6 basis points to 5.72% (tax equivalent) and improved 8 basis points to 5.69% (tax equivalent) year-to-date. “In light of the difficult interest rate environment, the modest improvement in net interest margin is noteworthy,” said Taylor.

Net interest income in the third quarter increased 10% to $9.3 million compared to $8.4 million in the third quarter a year ago. In the first nine months of 2003, net interest income grew 6% to $26.1 million compared to $24.6 million in the like period of 2002. Operating (non-interest) income grew 38% in the third quarter and 19% year-to-date boosted by growth in service charges from an expanded account base and contributions from bank-owned life insurance, most of which was purchased in late September and early October 2002.

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Sierra Bancorp Reports Record 3Q03 Profits

October 21, 2003

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Operating (non-interest) expense increased 2% in the quarter to $7.1 million from $6.9 million in the third quarter a year ago. Year-to-date operating expense grew 9% to $20.8 million from $19.2 million in the first nine months of 2002. “Our expansion in the Fresno market is going very well, with a second branch in North Fresno that opened in April and a branch scheduled to open in Clovis early next year. The investment in new branches has been partially offset by improved efficiencies from the new operating technology implemented last year,” said Holly. In September 2002 the company converted to in-house item processing and relocated and enhanced its information technology center, which helped increase efficiency and lowered other non-interest expenses but added to compensation and occupancy costs. In the third quarter compensation expenses increased 11% and occupancy costs grew 22%, while other overhead costs dropped 16%. Year-to-date compensation and occupancy costs both grew 21% and other overhead costs dropped 11%. The bank’s efficiency ratio improved to 57.4% in the third quarter and to 60.4% in the first nine months of 2003 from 65.1% and 60.8% in the respective periods of 2002.

Balance Sheet Growth (at September 30, 2003)

Assets increased 12% to $762 million from $682 million a year ago. Net loans grew 16% to $578 million from $497 million. Real estate loans grew 20% and accounted for 69% of gross loans. Commercial and industrial loans grew 17% and account for 16% of the total loan portfolio.

Non-performing assets were $8.4 million, or 1.10% of total assets, compared to $6.6 million, or 0.96% a year ago. At quarter end, the allowance for loan losses stood at $6.2 million, or 1.05% of total loans compared to $5.3 million, or 1.06% of total loans a year ago. Excluding balances guaranteed by the U.S. government, non-performing assets were $7.0 million, or 0.92% of total assets compared to $5.6 million, or 0.82% of assets a year ago.

Deposits grew 16% to $660 million, with demand deposits up 27%, NOW and savings accounts up 18%, money market accounts up 25%, and time deposits up 4%. Low cost deposits accounted for 65% of total deposits at quarter end compared to 60% a year ago.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates seventeen branch offices, as well as two agricultural credit centers and a bank card center. In 2003, Sierra Bancorp was added to the Russell 2000 Index and US Banker magazine ranked BSRR as the nation’s 24th best performing bank over the past three years based on its three-year return on equity. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties the impact of current events on the California economy, the bank’s ability to attract and retain skilled employee, customers’ service expectations, the bank’s ability to successfully expand geographically, changes in interest rates, loan portfolio performance and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Reports Record 3Q03 Profits

October 21, 2003

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INCOME STATEMENT	3-Month Period Ended		% Change	9-Month Period Ended		% Change
($ in 000s except per share) (unaudited)	Sept. 30, 2003	Sept. 30, 2002		Sept. 30, 2003	Sept. 30, 2002
Interest Income	$10,915	$10,635	2.6%	$31,377	$31,524	-0.5%
Interest Expense	1,629	2,226	-26.8%	5,286	6,961	-24.1%

Net Interest Income	9,286	8,409	10.4%	26,091	24,563	6.2%
Provision for Loan & Lease Losses	800	900	-11.1%	1,925	2,450	-21.4%

Net Int after Loan Loss Prov	8,486	7,509	13.0%	24,166	22,113	9.3%
Service Charges	1,537	1,366	12.5%	4,405	3,921	12.3%
Loan Sale & Servicing Income	145	164	-11.6%	339	794	-57.3%
Bank Owned Life Insurance	265	(36)	n/m	682	50	n/m
Other Non-Interest Income	621	481	29.1%	1,894	1,362	39.1%
Gain/(Loss) on Investments	150	1	n/m	115	146	-21.2%

Total Non-Interest Income	2,718	1,976	37.6%	7,435	6,273	18.5%
Salaries & Benefits	3,407	3,062	11.3%	10,254	8,482	20.9%
Occupancy Expense	1,375	1,124	22.3%	3,796	3,135	21.1%
Other Non-Interest Expenses	2,295	2,743	-16.3%	6,799	7,604	-10.6%

Total Non-Interest Expense	7,077	6,929	2.1%	20,849	19,221	8.5%

Income Before Taxes	4,127	2,556	61.5%	10,752	9,165	17.3%
Provision for Income Taxes	1,086	264	311.4%	2,774	2,453	13.1%

Net Income	$3,041	$2,292	32.7%	$7,978	$6,712	18.9%

PER SHARE DATA
Basic Earnings per Share	$0.33	$0.25	32.0%	$0.86	$0.73	17.8%
Diluted Earnings per Share	$0.30	$0.24	25.0%	$0.80	$0.69	15.9%
Common Dividends	$0.08	$0.07	14.3%	$0.24	$0.21	14.3%
Wtd. Avg. Shares Outstanding	9,302,657	9,269,375		9,278,885	9,245,303
Wtd. Avg. Diluted Shares	10,043,714	9,714,622		10,001,101	9,671,461
Common shares outstanding	9,300,927	9,251,844		9,300,927	9,251,844
Book Value	$6.28	$5.65	11.2%	$6.28	$5.65	11.2%
Tangible book value	$5.69	$5.06	12.5%	$5.69	$5.06	12.5%
KEY FINANCIAL RATIOS
Return on Average Equity	20.92%	17.57%		19.19%	18.16%
Return on Average Assets	1.62%	1.35%		1.50%	1.35%
Net Interest Margin (Tax-Equiv.)	5.72%	5.66%		5.69%	5.61%
Efficiency Ratio (Tax-Equiv.)	57.38%	65.13%		60.44%	60.83%
Net Charge-Offs to Avg Loans	0.10%	0.27%		0.31%	0.56%
AVERAGE BALANCES
Average Assets	$745,209	$673,132	10.7%	$711,400	$666,543	6.7%
Average Earning Assets	$657,590	$606,184	8.5%	$627,098	$603,132	4.0%
Average Gross Loans & Leases	$573,687	$503,888	13.9%	$537,091	$497,479	8.0%
Average Deposits	$631,699	$566,913	11.4%	$608,226	$559,867	8.6%
Average Equity	$57,677	$51,740	11.5%	$55,584	$49,426	12.5%
TAX DATA
Tax-Exempt Muni Income	$375	$457	-17.9%	$1,201	$1,427	-15.8%
Tax-Exempt BOLI Income	$265	$(36)	638.9%	$682	$50	1264.0%
Interest Income—Fully Tax Equiv	$11,108	$10,870	2.2%	$31,996	$32,259	-0.8%

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Sierra Bancorp Reports Record 3Q03 Profits

October 21, 2003

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BALANCE SHEET (end of period) (dollars in 000’s, unaudited)	Sept. 30, 2003	Dec. 31, 2002	Sept. 30, 2002	Annual Change
ASSETS
Cash and Due from Banks	$45,023	$55,819	$51,822	-13.1%
Securities and Fed Funds Sold	81,255	85,758	84,566	-3.9%
Loans
Agricultural	14,767	11,030	10,597	39.4%
Commercial & Industrial	93,183	81,243	79,783	16.8%
Real Estate	406,547	347,377	338,278	20.2%
SBA Loans	21,415	21,918	22,514	-4.9%
Consumer Loans	39,963	39,825	40,815	-2.1%
Credit Card Balances	10,269	11,225	10,889	-5.7%

Gross Loans & Leases	586,144	512,618	502,876	16.6%
Deferred Loan Fees	(1,999)	(1,024)	(935)	113.8%

Loans Net of Deferred Fees	584,145	511,594	501,941	16.4%
Allowance for Loan Losses	(6,176)	(5,939)	(5,316)	16.2%

Net Loans	577,969	505,655	496,625	16.4%
Bank Premises & Equipment	17,847	17,578	16,681	7.0%
Bank Owned Life Insurance	16,039	15,181	10,604	51.3%
Other Assets	23,772	21,123	22,110	21.7%

Total Assets	$761,905	$701,114	$682,408	11.6%

LIABILITIES & CAPITAL
Demand Deposits	$185,204	$166,574	$145,424	27.4%
NOW / Savings Deposits	102,572	86,345	87,182	17.7%
Money Market Deposits	139,727	123,178	111,742	25.0%
Time Certificates of Deposit	232,905	229,608	225,006	3.5%

Total Deposits	660,408	605,705	569,354	16.0%
Trust-Preferred Securities	15,000	15,000	15,000	0.0%
Other Interest-Bearing Liabilities	19,664	19,323	37,593	-47.7%

Total Deposits & Int.-Bearing Liab.	695,072	640,028	621,947	11.8%
Other Liabilities	8,231	7,799	8,022	2.6%
Total Capital	58,602	53,287	52,439	11.8%

Total Liabilities & Capital	$761,905	$701,114	$682,408	11.6%

CREDIT QUALITY DATA:
Non-Accruing Loans	$7,072	$4,329	$4,024	75.7%
Over 90 Days PD and Still Accruing	7	2,138	1,225	-99.4%
Other Real Estate Owned	1,319	1,421	1,319	0.0%

Total Non-Performing Assets	8,398	7,888	6,568	27.9%
Quarterly net loan charge-offs	$600	$278	$1,384	-56.6%
Non-Perf Loans to Total Loans	1.21%	1.26%	1.04%
Non-Perf Assets to Total Assets	1.10%	1.13%	0.96%
Allowance for Loan Losses to Loans	1.05%	1.16%	1.06%
OTHER PERIOD END STATISTICS:
Shareholders Equity / Total Assets	7.7%	7.6%	7.7%
Loans/deposits	88.8%	84.6%	88.3%
Non-interest bearing deposits / total deposits	28.0%	27.5%	25.5%

thirty

Note: Transmitted on Business Wire on October 21, 2003 at 11:58 a.m. PDT